Exhibit 1

PRESS RELEASE

Contacts
Shirley Nakar
AudioCodes
Tel: +972-3-976-4000
Shirley@audiocodes.com

AudioCodes Announces Filing of 2009 Annual Report

Lod, Israel – June 29, 2010 – AudioCodes (NasdaqGS: AUDC), a leading provider of Voice over IP (VoIP) technologies and Voice Network products, today announced that it filed its Annual Report on Form 20-F, containing audited consolidated financial statements for the year ended December 31, 2009, with the Securities and Exchange Commission today.  The Annual Report is available on AudioCodes’ website (www.audiocodes.com).  Shareholders may receive a hard copy of the annual report free of charge upon request.  Requests should be directed to Itamar Rosen, Company Secretary at notices@audiocodes.com.

About AudioCodes

AudioCodes Ltd. (NasdaqGS: AUDC) designs, develops and sells advanced Voice over IP (VoIP) and converged VoIP and Data networking products and applications to Service Providers and Enterprises. AudioCodes is a VoIP technology market leader focused on converged VoIP & data communications and its products are deployed globally in Broadband, Mobile, Cable, and Enterprise networks. The company provides a range of innovative, cost-effective products including Media Gateways, Multi-Service Business Gateways, Session Border Controllers (SBC), Residential Gateways, IP Phones, Media Servers and Value Added Applications. AudioCodes underlying technology, VoIPerfectHD™, relies on AudioCodes leadership in DSP, voice coding and voice processing technologies. AudioCodes High Definition (HD) VoIP technologies and products provide enhanced intelligibility and a better end user communication experience in Voice communications. For more information on AudioCodes, visit http://www.audiocodes.com

Statements concerning AudioCodes' business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements'' as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes' industry and target markets in particular; shifts in supply and demand; market acceptance of new products and continuing products' demand; the impact of competitive products and pricing on AudioCodes' and its customers' products and markets; timely product and technology development/upgrades and the ability to manage changes in market conditions as needed; possible disruptions from acquisitions; the integration of acquired companies’ products and operations into AudioCodes’ business; and other factors detailed in AudioCodes' filings with the Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

AudioCodes Files 2009 Annual Report on Form 20-F	Page 1 of 2

© 2010 AudioCodes Ltd. All rights reserved. AudioCodes, AC, AudioCoded, Ardito, CTI2, CTI², CTI Squared, HD VoIP, HD VoIP Sounds Better, InTouch, IPmedia, Mediant, MediaPack, NetCoder, Netrake, Nuera, Open Solutions Network, OSN, Stretto, TrunkPack, VMAS, VoicePacketizer, VoIPerfect, VoIPerfectHD, What’s Inside Matters, Your Gateway To VoIP and 3GX are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners. Product specifications are subject to change without notice.

AudioCodes Files 2009 Annual Report on Form 20-F	Page 2 of 2